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                                                                  EXHIBIT 99.5


                          COULTER PHARMACEUTICAL, INC.

                     EMPLOYEE STOCK PURCHASE PLAN OFFERING


1.       GRANT; OFFERING DATE.

         (a) The Board of Directors of Coulter Pharmaceutical, Inc. (the "Company"), pursuant to the Company's Employee Stock Purchase Plan (the "Plan"), hereby authorizes the grant of rights to purchase shares of the common stock of the Company ("Common Stock") to all Eligible Employees (an "Offering"). The first Offering shall begin simultaneously with the effectiveness of the Company's registration statement under the Securities Act of 1933, as amended, with respect to the initial public offering of the Company's Common Stock (the "Effective Date") and end on December 31, 1998 (the "Initial Offering"). Subsequent Offerings shall begin on July 1, 1997 and each January 1 and July 1 thereafer and end two (2) years from the Offering Date. The first day of an Offering is that Offering's "Offering Date."

         (b) Prior to the commencement of any Offering, the Board of Directors (or the Committee described in subparagraph 2(c) of the Plan, if any) may change any or all terms of such Offering and any subsequent Offerings. The granting of rights pursuant to each Offering hereunder shall occur on each respective Offering Date unless, prior to such date (a) the Board of Directors (or such Committee) determines that such Offering shall not occur, or (b) no shares remain available for issuance under the Plan in connection with the Offering.

2.       ELIGIBLE EMPLOYEES.

         (a) All employees of the Company and each of its Affiliates (as defined in the Plan) incorporated in the United States, shall be granted rights to purchase Common Stock under each Offering on the Offering Date of such Offering, provided that each such employee has been continuously employed for at least 10 days on the Offering Date (except that this 10-day requirement shall not apply with respect to the Initial Offering) and otherwise meets the employment requirements of subparagraph 5(a) of the Plan (an "Eligible Employee"). Notwithstanding the foregoing, the following employees shall not be Eligible Employees or be granted rights under an Offering: (i) part-time or seasonal employees whose customary employment is less than twenty (20) hours per week or five (5) months per calendar year or (ii) five percent (5%) stockholders (including ownership through unexercised options) described in subparagraph 5(c) of the Plan.

         (b) Notwithstanding the foregoing, each person who first becomes an eligible employee of the Company during any Offering and on or before the first to occur after the Offering Date of April 1st or October 1st shall be granted a right under such Offering effective on such applicable date, which right shall thereafter be deemed to be a part of the Offering.







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Such right shall have the same characteristics as any rights originally granted under the Offering, as described herein and in the Plan, except that:

                 (i) the date on which such right is granted shall be the "Offering Date" of such right for all purposes, including determination of the exercise price of such right; and

                 (ii) if such person first becomes an eligible employee after said April 1st or October 1st, as applicable, he or she will not receive any right under that Offering.

         (c) Notwithstanding the foregoing, to the extent any person is an eligible employee of the Company on the initial Offering Date for an Offering and has declined to participate in such Offering, such person shall, by electing to participate in such Offering on or before the first to occur after the Offering Date of April 1st or October 1st, be granted a right under such Offering effective on such applicable date. Such right shall have the same characteristics as any rights originally granted under the Offering, as described herein and in the Plan, except that:

                 (i) the date on which such right is granted shall be the "Offering Date" of such right for all purposes, except that for purposes of determining the exercise price of such right the fair market value of the Common Stock on the Offering Date shall be deemed to be the greater of (A) the fair market value of the Common Stock on the date on which such right is granted and (B) the fair market value of the Common Stock on the initial Offering Date for the applicable ongoing Offering; and

                 (ii) no person will receive any right under any Offering after the first to occur after the initial Offering Date of April 1st or October 1st.

3.       RIGHTS.

         (a) Subject to the limitations contained herein and in the Plan, on each Offering Date each Eligible Employee shall be granted the right to purchase the number of shares of Common Stock purchasable with up to fifteen (15%) of such employee's Earnings) paid during the period of such Offering beginning after such Eligible Employee first commences participation; provided, however, that no employee may purchase Common Stock on a particular Purchase Date that would result in more than fifteen percent (15%) of such employee's Earnings in the period from the Offering Date to such Purchase Date having been applied to purchase shares under all ongoing Offerings under the Plan and all other Company plans intended to qualify as "employee stock purchase plans" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). "Earnings" for this purpose means an Employee's regular salary or wages (including amounts thereof elected to be deferred by the employee, that would otherwise have been paid, under any arrangement established by the Company intended to comply with Section 401(k), Section 402(e)(3), Section 125,
Section 402(h), or Section 403(b) of the Code, and also including any deferrals under a non-qualified deferred compensation plan or arrangement established by the Company), including any overtime, commissions, and bonuses, but excludes the cost of employee benefits paid for by the Company or an Affiliate, education





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or tuition reimbursements, imputed income arising under any group insurance or benefit program, traveling expenses, business and moving expense reimbursements, income received in connection with stock options, contributions made by the Company or an Affiliate under any employee benefit plan, and similar items of compensation.

         (B) Notwithstanding the foregoing, the maximum number of shares of Common Stock an Eligible Employee may purchase on any Purchase Date in an Offering shall be such number of shares as has a fair market value (determined as of the Offering Date for such Offering) equal to (x) $25,000 multiplied by the number of calendar years in which the right under such Offering has been outstanding at any time, minus (y) the fair market value of any other shares of Common Stock (determined as of the relevant Offering Date with respect to such shares) which, for purposes of the limitation of Section 423(b)(8) of the Code, are attributed to any of such calendar years in which the right is outstanding. The amount in clause (y) of the previous sentence shall be determined in accordance with regulations applicable under Section 423(b)(8) of the Code based on (i) the number of shares previously purchased with respect to such calendar years pursuant to such Offering or any other Offering under the Plan, or pursuant to any other Company plans intended to qualify as "employee stock purchase plans" under Section 423 of the Code, and (ii) the number of shares subject to other rights outstanding on the Offering Date for such Offering pursuant to the Plan or any other such Company plan.

         (C) The maximum aggregate number of shares available to be purchased by all Eligible Employees under an Offering shall be the number of shares remaining available under the Plan on the Offering Date. If the aggregate purchase of shares of Common Stock upon exercise of rights granted under the Offering would exceed the maximum aggregate number of shares available, the Board shall make a pro rata allocation of the shares available in a uniform and equitable manner.

4.       PURCHASE PRICE.

         The purchase price of the Common Stock under the Offering shall be the lesser of eighty-five percent (85%) of the fair market value of the Common Stock on the Offering Date (eighty-five percent (85%) of the fair market value of the Common Stock on the first day on which the Company's Common Stock is actively traded that immediately follows the Offering Date if an Offering Date does not fall on a day during which the Company's Common Stock is actively traded) or eighty-five percent (85%) of the fair market value of the Common Stock on the Purchase Date (eighty-five percent (85%) of the fair market value of the Common Stock on the first day on which the Company's Common Stock is actively traded that immediately precedes the Purchase Date if a Purchase Date does not fall on a day during which the Company's Common Stock is actively traded), in each case rounded up to the nearest whole cent per share. For the Initial Offering, the fair market value of the Common Stock at the time when the Offering commences shall be the price per share at which shares of Common Stock are first sold to the public in the Company's initial public offering as specified in the final prospectus with respect to that initial public offering.










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5.       PARTICIPATION.

         (a) Except as otherwise provided in Section 2, an Eligible Employee may elect to participate in an Offering only at the beginning of the Offering. An Eligible Employee shall become a participant in an Offering by delivering an agreement authorizing payroll deductions. Such deductions must be in whole percentages, with a minimum percentage of one percent (1%) and a maximum percentage of fifteen percent (15%). A participant may not make additional payments into his or her account. The agreement shall be made on such enrollment form as the Company provides, and must be delivered to the Company before the Offering Date to be effective for the remaining portion of that Offering, unless a later time for filing the enrollment form is set by the Board for all Eligible Employees with respect to a given Offering Date. As to the Initial Offering, the time for filing an enrollment form and commencing participation for individuals who are Eligible Employees on the Offering Date for the Initial Offering shall be determined by the Company and communicated to such Eligible Employees.

         (b) A participant may change his or her participation level during the course of an Offering as of any January 1, April 1, July 1 or October 1 during an Offering by delivering a notice to the Company in such form and at such time as the Company provides. Notwithstanding the foregoing, a participant may withdraw from an Offering and receive his or her accumulated payroll deductions from the Offering (reduced to the extent, if any, such deductions have been used to acquire Common Stock for the participant on any prior Purchase Dates), without interest, at any time prior to the end of the Offering, excluding only each ten (10)-day period immediately preceding a Purchase Date or such shorter period of time determined by the Company and communicated to participants, by delivering a withdrawal notice to the Company in such form as the Company provides.

6.       PURCHASES.

         (a) Assuming that a participant has not elected to commence participation in another Offering, then on each Purchase Date during an Offering such participant's accumulated payroll deductions (without any increase for interest) shall be applied to the purchase of whole shares of Common Stock, up to the maximum number of shares permitted under the Plan and the Offering. "Purchase Date" shall be defined as June 30th and December 31st of each calendar year. The amount of accumulated payroll deductions remaining in each participant's account (after the purchase of shares) on the last Purchase Date of an Offering, which is less than the amount required to purchase one share of stock on such Purchase Date, shall be held in each such participant's account for the purchase of shares under the next Offering under the Plan, unless such participant withdraws from such next Offering or is no longer eligible to be granted rights under the Plan, in which case such amount shall be distributed as soon as practicable to such participant after the end of the Offering, without interest. The amount, if any, of accumulated payroll deductions remaining in any participant's account (after the purchase of shares) which is equal to the amount required to purchase whole shares of stock on such Purchase Date shall be distributed as soon as practicable in full to such participant, without interest.








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         (b)     If a participant has elected to commence participation in
another Offering, then the accumulated payroll deductions made prior to the participant's commencement in the other Offering shall be treated as follows:

                 (i) If the participant has elected to commence participation in the other Offering on a January 1st or July 1st, then such participant's deductions made with respect to the previous Offering shall be applied to the purchase of whole shares of Common Stock, up to the maximum number of shares permitted under the Plan and the Offering, on the immediately preceding Purchase Date. Any amount remaining in such participant's account (after the purchase of shares under the previous Offering) which is less than the amount required to purchase one share of stock on the immediately preceding Purchase Date, shall be held in each such participant's account for the purchase of shares under the Offering in which such participant has elected to participate. The amount, if any, of accumulated payroll deductions remaining in the participant's account (after the purchase of shares under the previous Offering) which is equal to the amount required to purchase whole shares of stock on the applicable Purchase Date shall be distributed as soon as practicable in full to such participant, without interest.

                 (ii) If the participant has elected to commence participation in the other Offering on an April 1st or October 1st, then any amount remaining in such participant's account (after the immediately preceding Purchase Date) which is less than the amount required to purchase one share of stock on such Purchase Date, shall be held in the participant's account for the purchase of shares under the other Offering in which the participant has elected to participate. The amount, if any, of accumulated payroll deductions remaining in the participant's account (after the immediately preceding Purchase Date) which is equal to the amount required to purchase whole shares of stock on such Purchase Date shall be distributed as soon as practicable in full to such participant, without interest. However, any and all accumulated payroll deductions made for the participant during the calendar quarter immediately preceding the commencement of such participant's participation in the other Offering shall be distributed in full to such participant, without interest, and may not be used toward the purchase of shares in such other Offering.

7.       NOTICES AND AGREEMENTS.

         Any notices or agreements provided for in an Offering or the Plan shall be given in writing, in a form provided by the Company, and unless specifically provided for in the Plan or this Offering shall be deemed effectively given upon receipt or, in the case of notices and agreements delivered by the Company, five (5) days after deposit in the United States mail, postage prepaid.

8.       EXERCISE CONTINGENT ON STOCKHOLDER APPROVAL.

         The rights granted under an Offering are subject to the approval of the Plan by the shareholders as required for the Plan to obtain treatment as a tax-qualified employee stock purchase plan under Section 423 of the Code and to comply with the requirements of exemption





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from potential liability under Section 16(b) of the Securities Exchange Act of
1934, as amended (the "Exchange Act") set forth in Rule 16b-3 promulgated under the Exchange Act.

9.       OFFERING SUBJECT TO PLAN.

         Each Offering is subject to all the provisions of the Plan, and its provisions are hereby made a part of the Offering, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of an Offering and those of the Plan (including interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan), the provisions of the Plan shall control.





















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